Exhibit 4.3

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
The following description is a summary of the material terms of COMPASS Pathways plc (the “Company”) American Depositary Shares (“ADSs”), each representing one ordinary share, nominal value £0.008 per share. This description also summarizes relevant provisions of English law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of English law and the Company’s articles of association (the “Articles”), a copy of which is incorporated by reference as Exhibit 3.2 to the Annual Report on Form 10-K, of which this Exhibit 4.3 is a part. We encourage you to read the Articles and the applicable provisions of English law for additional information.
DESCRIPTION OF SHARE CAPITAL
In connection with the Company’s initial public offering, certain resolutions were passed by the shareholders. These included resolutions for the:
•adoption of the Articles, which became effective upon the completion of the initial public offering. See “Articles of Association” below;
•general authorization of the directors for purposes of Section 551 of the U.K. Companies Act 2006 to issue shares and grant rights to subscribe for or convert any securities into shares up to a maximum aggregate nominal amount of £536,000 for a period of five years from September 11, 2020; and
•empowering of the directors pursuant to section 570 of the U.K. Companies Act 2006 to issue equity securities for cash pursuant to the section 551 authority referred to above as if the statutory preemption rights under section 561(1) of the U.K. Companies Act 2006 did not apply to such allotments.
Issued share capital
As of December 31, 2022, the Company’s issued share capital was 42,631,794 ordinary shares with a nominal value of £0.008 per share.
Ordinary shares
In accordance with the Articles, the following summarizes the rights of holders of the Company’s ordinary shares:
•each holder of ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;
•the holders of ordinary shares shall be entitled to receive notice of, attend, speak and vote at the general meetings and receive a copy of every report, accounts, circular or other documents sent out by the Company to the shareholders; and
•holders of ordinary shares are entitled to receive such dividends as are recommended by the directors and declared by the shareholders.

Deferred shares
The deferred shares have the rights and restrictions set out in the Articles. In summary:
•the holders of deferred shares are not entitled to vote on shareholder matters, or receive notice of, attend, speak or vote at the Company’s general meetings or receive copies of reports, accounts, circulars or other documents sent to shareholders;
•the holders of deferred shares shall not be entitled to receive any dividends or participation in the profits of the Company;
•in the event of a winding up or liquidation of the Company, the deferred shares shall only participate in the surplus assets of the Company to the extent that each ordinary share has first received the amount paid up on that ordinary shares plus the sum of £1,000,000 in respect of each ordinary share; and
•the deferred shares shall not be transferable, save as in accordance with the limited circumstances set out in the Articles.
Registered shares
The Company is required by the U.K. Companies Act 2006 to keep a register of its shareholders. Under English law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in the Company’s share register. The share register therefore is prima facie evidence of the identity of the Company’s shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of the Company’s ordinary shares. The Company’s share register is maintained by the Company’s registrar, Neville Registrars Limited. Holders of the Company’s ADSs are not treated as one of its shareholders and their names are therefore not entered in the Company’s share register. The depositary, the custodian or their nominees is the holder of the shares underlying the Company’s ADSs. Holders of the Company’s ADSs have a right to receive the ordinary shares underlying their ADSs. For a discussion of the Company’s ADSs and ADS holder rights, see “Description of American Depositary Shares” below.
Under the U.K. Companies Act 2006, the Company must enter an allotment of shares in its share register as soon as practicable and in any event within two months of the allotment. The Company is also required by the U.K. Companies Act 2006 to register a transfer of shares (or give the transferee notice of and reasons for refusal as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.
The Company, any of its shareholders or any other affected person may apply to the court for rectification of the share register if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from the Company’s register of members; or

•	there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which the Company has a lien, provided that such delay does not prevent dealings in the shares taking place on an open and proper basis.
Preemptive rights
English law generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in a general meeting, by special resolution of the shareholders, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by the Company’s shareholders upon its expiration (i.e., at least every five years). On September 11, 2020, the Company’s shareholders approved the disapplication of preemptive rights for a period of five years from the date of approval by way of a special resolution of the shareholders. This included the disapplication of preemption rights in relation to the allotment of ordinary shares. This disapplication will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).
Registration rights
Certain holders of the Company’s ordinary shares are entitled to rights with respect to the registration of these securities under the Securities Act of 1933, as amended (the “Securities Act”). These rights are provided under the terms of a shareholders’ agreement between the Company and holders of its convertible preferred shares, which were subsequently converted into ordinary shares in connection with the Company’s initial public offering in September 2020. The shareholders’ agreement includes short-form registration rights and piggyback registration rights. The Company is prohibited in certain circumstances from entering into any agreement with any holder or prospective holder of securities that would provide such holder with certain registration rights.
Short-form registration rights
Pursuant to the shareholders’ agreement, if the Company is eligible to file a registration statement on Form F-3 or Form S-3, the Company will be required to effect a registration of shares upon the written request of holders of at least 20% of the registrable securities then outstanding requesting that the Company file a Form F-3 or Form S-3 registration statement with respect to outstanding registrable securities of holders having an anticipated aggregate offering price, net of selling expenses, of at least $5.0 million. The right to have such shares registered on Form F-3 or Form S-3 is further subject to other specified conditions and limitations.
Piggyback registration rights
Pursuant to the shareholders’ agreement, if the Company registers any of its securities in connection with the public offering of such securities solely for cash (other than registration relating to a stock option, stock purchase, equity incentive or similar plan, a Rule 145 transaction, a registration on any form that does not include substantially the same as information that would be required with respect to the registrable securities or a registration in which the only securities being registered are securities issuable upon conversion of debt securities), the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions contained in the shareholders’ agreement, the Company and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which the Company and the underwriters determine in their sole discretion will not jeopardize the success of the offering.
Indemnification
The shareholders’ agreement contains customary cross-indemnification provisions, under which the Company is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to the Company or any violation or alleged violation of securities laws, and they are obligated to indemnify the Company for material misstatements or omissions or any violation or alleged violation of securities laws attributable to them.
Expiration of registration rights
The registration rights granted under the shareholders’ agreement will terminate with respect to such holder on the earliest of (i) an insolvency event or exit event (as defined in the shareholders agreement), (ii) the fifth anniversary of the completion of the Company’s initial public offering in September 2020 and (iii) such time as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all registrable securities held by a shareholder without limitation during a three-month period without registration.
Articles of Association
The Company’s Articles were approved by its shareholders on September 11, 2020 and were adopted with effect from the completion of the initial public offering. A summary of the terms of the Articles is set out below. The summary below is not a complete copy of the terms of the Articles.
The Articles contain no specific restrictions on the Company’s purpose and therefore, by virtue of section 31(1) of the U.K. Companies Act 2006, the Company’s purpose is unrestricted.
The Articles contain, among other things, provisions to the following effect:
Share capital
The Company’s share capital currently consists of ordinary shares and deferred shares. The Company may in accordance with section 551 of the U.K. Companies Act 2006, be authorized by the shareholders to generally and unconditionally allot shares or grant rights to subscribe for or to convert any security into shares by way of an ordinary resolution. The Company may issue these shares with such rights and restrictions as may be determined by ordinary resolution, or if the resolution does not make specific provision, as the board of directors may determine, including shares which are to be redeemed, or are liable to be redeemed at the Company’s option or the option of the holder of such shares. However, an amendment to the Articles, which requires the passing of a special resolution, will be required to issue any shares other than ordinary shares.
Voting
The shareholders have the right to receive notice of, and to vote at, the Company’s general meetings. Subject to any other provisions of the Articles, each shareholder who is present in person (or, in the case of a corporation, by representative) or by proxy at a general meeting on a show of hands has one vote and, on a poll, every such shareholder who is present in person (or, being a corporation, by representative) or by proxy has one vote in respect of every share held by him or her.
Variation of rights
Whenever the Company’s share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either (i) with the consent in writing of the holders of not less than three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), or (ii) with the authority of a special resolution passed at a general meeting of the holders of the shares of that class, and may be so varied and abrogated while the Company is a going concern.
Dividends
The Company may, subject to the provisions of the U.K. Companies Act 2006 and the Articles, by ordinary resolution from time to time declare dividends to be paid to shareholders according to their respective rights and interests in the Company’s profits, however no dividend shall exceed the amount recommended by the Company’s board of directors.
Subject to the provisions of the U.K. Companies Act 2006, the board of directors may declare interim dividends (including any dividend at a fixed rate) as appears the board of directors to be justified by the Company’s profits available for distribution. Except as provided otherwise by the rights attached to shares, all dividends may be declared or paid in any currency. The board of directors may decide the rate of exchange for any currency conversions that may be required and how any costs involved in such conversions are to be met.
All dividends that remain unclaimed after a period of twelve (12) years from the date after they were first declared or became due for payment shall, if the board of directors so resolves, be forfeited and shall cease to remain owing by the Company.
Unless otherwise provided by the rights attached to the share, no dividend or other monies payable by the Company or in respect of a share shall bear interest as against the Company.
Liquidation Preference
On a distribution of assets on a liquidation, dissolution or winding-up the surplus assets remaining after payment of the Company’s liabilities shall be distributed among the holders of ordinary shares in proportion to the number of ordinary shares held, irrespective of the amount paid or credited as paid on any share.
Transfer of ordinary shares
Each shareholder may transfer all or any of his shares which are in certificated form by means of an instrument of transfer in any usual form or in any other form which the board of directors may approve. Each member may transfer all or any of his shares which are in uncertificated form by means of a “relevant system” (i.e., the CREST System) in such manner provided for, and subject as provided in, the uncertificated securities rules (as defined in the Articles) (i.e., the CREST Regulations).
The Company’s board of directors may, in its absolute discretion, refuse to register a transfer of shares in certificated form unless:

(i)	it is for a share which is fully paid up;

(ii)	it is for a share upon which the Company has no lien;

(iii)	it is only for one class of share;

(iv)	it is in favor of a single transferee or no more than four joint transferees;

(v)	it is duly stamped or is duly certificated or otherwise shown to the satisfaction of the board of directors to be exempt from stamp duty; and

(vi)	it is delivered for registration to the registered office of the Company (or such other place as the board of directors may determine), accompanied (except in the case of a transfer by a person to whom the company is not required by law to issue a certificate and to whom a certificate has not been issued or in the case of a renunciation) by the certificate for the shares to which it relates and such other evidence as the board of directors may reasonably require to prove the title of the transferor (or person renouncing) and the due execution of the transfer or renunciation by him or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so.
The board of directors shall not refuse to register any transfer of partly paid shares in respect of which ADSs are admitted to Nasdaq on the grounds that they are partly paid shares in circumstances where such refusal would prevent dealings in such shares from taking place on an open and proper basis.
The board of directors may refuse to register a transfer of uncertificated shares in any circumstances that are allowed or required by the uncertificated securities rules and the relevant system (in each case as defined in the Articles) (i.e., the CREST Regulations and the CREST System).
Allotment of shares and preemption rights
Subject to the U.K. Companies Act 2006 and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as the Company may by ordinary resolution determine, or if the resolution does not make specific provision, as the board of directors may determine (including shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder of such shares). However, an amendment to the Articles, which requires the passing of a special resolution, will be required to issue any shares other than ordinary shares.
In accordance with section 551 of the U.K. Companies Act 2006, the board of directors may be generally and unconditionally authorized to exercise all the powers of the Company to allot shares or grant rights to subscribe for or to convert any security into shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment. The authorities referred to above were included in the ordinary resolution passed on September 11, 2020 and remain in force at the date of this Annual Report on Form 10-K, of which this Exhibit 4.3 is a part.
Pursuant to section 561 of the U.K. Companies Act 2006, shareholders are granted preemptive rights when new shares are issued for cash. However, it is possible for the Articles, or shareholders at a general meeting representing at least 75% of the ordinary shares present (in person or by proxy) and eligible to vote at that general meeting, to disapply these preemptive rights. Such a disapplication of preemption rights may be for a maximum period of up to five years from the date of the shareholder resolution. In either case, this disapplication would need to be renewed by the shareholders upon its expiration (i.e., at least every five years).
On September 11, 2020, the shareholders approved the disapplication of preemptive rights for a period of five years from the date of approval by way of a special resolution of the shareholders. This included the disapplication of preemption rights in relation to the allotment of ordinary shares in connection with this offering. This disapplication will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).
Alteration of share capital
The Company may, in accordance with the U.K. Companies Act 2006, by ordinary resolution consolidate all or any of the share capital into a smaller number of shares of a larger nominal amount than the existing shares, or cancel any shares which, at the date of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of the share capital by the amount of shares so cancelled, or sub-divide the shares, or any of them, into shares of a smaller nominal amount than the existing shares.
The Company may, in accordance with the U.K. Companies Act 2006, reduce or cancel the share capital or any capital redemption reserve or share premium account in any manner and with and subject to any conditions, authorities and consents required by law.
Board of directors
Appointment of Directors
Unless otherwise determined by the Company by ordinary resolution, the number of directors (other than any alternate directors) shall not be less than two, but there shall be no maximum number of directors.
Subject to the Articles and the U.K. Companies Act 2006, the Company may by ordinary resolution appoint a person who is willing to act as a director and the board of directors shall have power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing board of directors.
The Articles provide that the board of directors will be divided into three classes designated as “Class I”, “Class II” and “Class III”, each of which will consist, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors and which will serve staggered three-year terms. At each annual general meeting, the successors of directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Directors of the class retiring at the annual general meeting shall be eligible for re-appointment by ordinary resolution at such annual general meeting.
At every subsequent annual general meeting any director who has been appointed by the board of directors since the last annual general meeting must retire from office and may offer themselves for reappointment by the shareholders by ordinary resolution.
Proceedings of Directors
Subject to the provisions of the Articles, the board of directors may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, call a meeting of the directors.
The quorum for a meeting of the board of directors shall be fixed from time to time by a decision of the board of directors, but it must never be fewer than two directors (or duly appointed alternate directors).
Questions and matters requiring resolution arising at a meeting shall be decided by a majority of votes of the participating directors, with each director having one vote. In the case of an equality of votes, the chairperson will have a second or casting vote (unless the chairperson is not entitled to vote on the resolution in question).

Directors’ Compensation
Directors shall be entitled to receive such fees as the board of directors shall determine for their services as directors, and for any other service which they undertake on the Company’s behalf provided that the aggregate fees payable to the directors must not exceed £750,000 per annum or such higher amount as may from time to time be decided by ordinary resolution. Directors shall be entitled to reasonable additional remuneration (whether by way of salary, commission, participation in profits or otherwise) for any special duties or services performed or rendered to the Company, as determined by the board of directors, and in respect of any employment or executive office. The directors shall also be entitled to be paid reasonable travel, hotel and other expenses properly incurred by them in connection with their attendance at meetings of shareholders or class meetings, board of director or committee meetings or otherwise in connection with the performance of their duties as directors.
Conflicts of Interest
The board of directors may, in accordance with the requirements in the Articles, authorize any matter proposed to them by any director which would, if not authorized, involve a director breaching his duty under the U.K. Companies Act 2006, to avoid conflicts of interests.
A director seeking authorization in respect of such conflict shall declare to the board of directors the nature and extent of his interest in a conflict as soon as is reasonably practicable. The director shall provide the board of directors with such details of the matter as are necessary for the board of directors to decide how to address the conflict together with such additional information as may be requested by the board of directors.
Any authorization by the board of directors will be effective only if:

(i)	to the extent permitted by the U.K. Companies Act 2006, the matter in question shall have been proposed by any director for consideration in the same way that any other matter may be proposed to the directors under the provisions of the Articles;
(ii)	any requirement as to the quorum for consideration of the relevant matter is met without counting the conflicted director and any other conflicted director; and

(iii)	the matter is agreed to without the conflicted director voting or would be agreed to if the conflicted director’s and any other interested director’s vote is not counted.
Permitted Interests
Under the Articles, certain transactions which would otherwise give rise to a conflict are considered to be permitted interests of the directors. In the event that these permitted interests arise, the director in question will still count towards the quorum requirements of the relevant meeting and be entitled to vote on resolutions relating to such permitted interests, including but not limited to the following matters:

(i)	the giving by such director of any security, guarantee or indemnity for any money or any liability which such director, or any other person, has lent or obligations such director or any other person has undertaken at the request, or for the benefit, of the Company or any of the subsidiary undertakings;
(ii)	the giving of any security, guarantee or indemnity to any other person for a debt or obligation which is owed by the Company or any of its subsidiary undertakings, to that other person if such director has taken responsibility for some or all of that debt or obligation. Such director can take this responsibility by giving a guarantee, indemnity or security;
(iii)	a proposal or contract relating to an offer of any shares or debentures or other securities for subscription or purchase by the Company or any of its subsidiary undertakings, if such director takes part because such director is a holder of shares, debentures or other securities, or if such director takes part in the underwriting or subunderwriting of the offer;
(iv)	any arrangement for the benefit of the Company’s employees or the employees of any of the Company’s subsidiary undertakings which only gives such director benefits which are also generally given to employees to whom the arrangement relates;
(v)	any arrangement involving any other company if such director (together with any person connected with such director) has an interest of any kind in that company (including an interest by holding any position in that company or by being a shareholder of that company). This does not apply if such director knows that that such director has a relevant interest in a company. A company shall be deemed to be one in which such director has a relevant interest if and so long as (but only if and so long as) such director is to their knowledge (either directly or indirectly) the holder of or beneficially interested in one percent or more of any class of the equity share capital of that company (calculated exclusive of any shares of that class in that company held as treasury shares) or of the voting rights available to shareholders of that company;
(vi)	a contract relating to insurance which we can buy or renew for the benefit of the Company’s directors or a group of people which includes the Company’s directors; and
(vii)	a contract relating to a pension, superannuation or similar scheme or a retirement, death, disability benefits scheme or employees' share scheme which gives such director benefits which are also generally given to the employees to whom the scheme relates.
A director is not permitted to vote (or count towards the quorum) on a resolution relating to their own appointment or the settlement or variation of the terms of their appointment to an office or place of profit with the Company, or any other company in which we have an interest.
Directors’ Indemnity
Subject to the provisions of the U.K. Companies Act 2006, all of the directors, secretaries or other officers (other than an auditor) shall be indemnified against any loss or liability incurred by them in connection with their duties or powers in relation to the Company or any of its subsidiaries or any pension fund or employees’ share scheme of the Company or any of the subsidiaries or in relation to the Company’s activities as trustee of any occupational pension scheme which is operated by the Company from time to time. This indemnity includes any liability incurred by a director in defending any civil or criminal proceedings in which judgment is given in that director’s favor or the director is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part and the Company may provide the director with funds to meet expenditure incurred in connection with the proceedings set out above.
General meetings
The Company must convene and hold an annual general meeting once a year in accordance with the U.K. Companies Act 2006. Under the U.K. Companies Act 2006, an annual general meeting must be called by notice of at least 21 clear days and a general meeting must be called by notice of at least 14 clear days.
No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairperson of the meeting which shall not be treated as part of the business of the meeting. Save as otherwise provided by the Articles, one or more qualifying persons holding thirty-three and one-third percent (33 ⅓%) of the Company’s issued shares (excluding any shares held as treasury shares) present in person or by proxy (or in the case of a corporation, by a representative) and entitled to vote shall be a quorum for all purposes.
Choice of Forum/Governing Law
The Articles provide that the courts of England and Wales is the exclusive forum for resolving all shareholder complaints other than shareholder complaints asserting a cause of action arising under the Securities Act and the Exchange Act, for which, unless the Company consents by ordinary resolution to the selection of an alternative forum, the United States District Court for the Southern District of New York will be the exclusive forum. As a company incorporated in England and Wales, the choice of the courts of England and Wales as the Company’s exclusive forum for resolving all shareholder complaints, other than complaints arising under the Securities Act and the Exchange Act, allows the Company to more efficiently and affordably respond to such actions, and provides consistency in the application of the laws of England and Wales to such actions. Similarly, the Company has selected the United States District Court for the Southern District of New York as the exclusive forum for resolving shareholder complaints arising under the Securities Act and the Exchange Act in order to more efficiently and affordably respond to such claims. This choice of forum also provides both the Company and its shareholders with a forum that is familiar with and regularly reviews cases involving U.S. securities law. Although the Company believe this choice of forum benefits the Company by providing increased consistency in the application of U.S. securities law for the specified types of action, it may have the effect of discouraging lawsuits against the Company’s directors and officers. Any person or entity purchasing or otherwise acquiring any interest in the Company’s ordinary shares will be deemed to have notice of and consented to the provisions of the Articles, including the exclusive forum provision. However, it is possible that a court could find the Company’s forum selection provision to be inapplicable or unenforceable. The enforceability of similar exclusive forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Articles. Additionally, the shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The Articles provide that the courts of England and Wales are the exclusive forum for the resolution of all shareholder complaints other than complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the United States District Court for the Southern District of New York is the exclusive forum for the resolution of any shareholder complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
Borrowing Powers
Subject to the Articles and the U.K. Companies Act 2006, the board of directors may exercise all of the powers of the company to:

(a)	borrow money;

(b)	indemnify and guarantee;

(c)	mortgage or charge;

(d)	create and issue debentures and other securities; and

(e)	give security either outright or as collateral security for any debt, liability or obligation of the company or of any third party.
Capitalization of profits
The directors may, if they are so authorized by an ordinary resolution of the shareholders, decide to capitalize any of the Company’s undivided profits not required for paying any preferential dividend (whether or not they are available for distribution), or any sum standing to the credit of any reserve or fund which is available for distribution or standing to the credit of the Company’s share premium account, capital redemption reserve or other undistributable reserve. The directors may also, subject to the aforementioned ordinary resolution, appropriate any sum which they so decide to capitalize to the persons who would have been entitled to it if it were distributed by way of dividend and in the same proportions.
Limitation on Owning Securities
Neither English law nor the Articles restrict in any way the ownership or voting of the Company’s shares by non-residents.
Uncertificated shares
Subject to the U.K. Companies Act 2006 and any applicable uncertificated securities rules (as defined in the Articles), the board of directors may permit title to shares of any class to be issued or held otherwise than by a certificate and to be transferred by means of a “relevant system” (i.e., the CREST System) without a certificate and may make arrangements for a class of shares to be transferred to that relevant system.

The board of directors may, subject to compliance with the uncertificated securities rules (as defined in the Articles), determine at any time that title to any class of shares must be in certificated form and that such class of shares will cease to be transferred to a relevant system from a date specified by the board of directors. The board of directors may take such steps as it sees fit in relation to the evidencing of and transfer of title to uncertificated shares, any records relating to the holding of uncertificated shares and the conversion of uncertificated shares to certificated shares, or vice-versa. Ordinary shares may be changed from uncertificated to certified form (and vice versa) in accordance with and subject to the uncertificated securities rules (as defined in the Articles).
The Company may by notice to the holder of an uncertificated share, require that share to be converted into certificated form.
If, and subject to the Articles or pursuant to the U.K. Companies Act 2006, the Company is entitled to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over an uncertificated share, such entitlement shall include the right of the board of directors to:
(i)require the holder of the uncertified share by notice in writing to change that share from uncertified to certificated form;
(ii)appoint any person to act on behalf of the holder of the uncertified share to take such steps as may be required in order to effect the transfer of that share; and
(iii)take such other action that the board of directors considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share or otherwise to enforce a lien in respect of that share.
Unless the board of directors determines otherwise, shares which a shareholder holds in uncertificated form shall be treated as separate holdings from any shares which that shareholder holds in certificated form and any shares issued or created out of or in respect of any uncertificated shares shall be uncertificated shares and any shares issued or created out of or in respect of any certificated shares shall be certificated shares.
The board of directors may take such other action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of an uncertified share or otherwise to enforce a lien in respect of it.
Stock exchange listing
The Company’s ADSs have been listed on the Nasdaq Global Select Market under the symbol “CMPS.”
Transfer agent and registrar of shares
The Company’s share register is maintained by Neville Registrars Limited. The share register reflects only record owners of the Company’s ordinary shares. Holders of the Company’s ADSs are not treated as the Company’s shareholders and their names are therefore not entered in the Company’s share register. The depositary, the custodian or their nominees is the holder of the ordinary shares underlying the Company’s ADSs. Holders of the Company’s ADSs have a right to receive the ordinary shares underlying their ADSs. For a discussion of the Company’s ADSs and ADS holder rights, see “Description of American Depositary Shares” below.
DESCRIPTION OF AMERICAN DEPOSITARY SHARES
Citibank, N.A., or Citibank, is the depositary for the ADSs. Citibank’s depositary offices are located at, 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts,” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London), located at Citigroup Centre, Canary Wharf, London, E14 5LB, United Kingdom.
The Company has appointed Citibank, N.A. as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. A copy of the deposit agreement may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to registration number 333-248514 when retrieving such copy.
The following is a summary description of the material terms of the ADSs and of the material rights of owners of ADSs. Summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The Company and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
Owners of the Company’s ADSs will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents such ADSs. The deposit agreement and the ADR specify the Company’s rights and obligations as well as the rights and obligations of owners of ADSs and those of the depositary. ADS holders appoint the depositary to act on their behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, the Company’s obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws of the United States.
In addition, applicable laws and regulations may require holders of ADSs to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. Holders of ADSs are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, the Company or any of their or the Company’s respective agents or affiliates shall be required to take any actions whatsoever on behalf of holders of ADSs to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
Owners of ADSs will not be treated as one of the Company’s shareholders and will not have direct shareholder rights. The depositary will hold on the ADS holders’ behalf the shareholder rights attached to the ordinary shares underlying such ADSs. Owners of ADSs will be able to exercise the shareholders rights for the ordinary shares represented by such ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement a holder of ADSs will, as an ADS owner, need to arrange for the cancellation of such ADSs and become a direct shareholder.
The manner in which ADSs are owned (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect the rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to the holder of ADSs. Owners of ADSs may hold their ADSs either by means of an ADR registered in their name, through a brokerage or safekeeping account, or through an account established by the depositary in their name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If an ADS owner decides to hold their ADSs through their brokerage or safekeeping account, such holder must rely on the procedures of their broker or bank to assert their rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit such holder’s ability to exercise their rights as an owner of ADSs. ADS owners should consult with their broker or bank if they have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes holders of ADSs have opted to own the ADSs directly by means of an ADS registered in their name and, as such, refers to the owner as the “holder.” This summary also assumes holders will own ADSs at the relevant time.
The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and other distributions
Holders of ADSs generally have the right to receive the distributions the Company makes on the securities deposited with the custodian. Receipt of these distributions by an ADS holder may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.
Distributions of cash
Whenever the Company makes a cash distribution for the securities on deposit with the custodian, the Company will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. Dollars to be converted into U.S. Dollars and for the distribution of the U.S. Dollars to the holders, subject to the laws and regulations of England and Wales.
The conversion into U.S. Dollars will take place only if practicable and if the U.S. Dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions of shares
Whenever the Company makes a free distribution of ordinary shares for the securities on deposit with the custodian, the Company will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS held will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of rights
Whenever the Company intends to distribute rights to purchase additional ordinary shares, the Company will give prior notice to the depositary and will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.
The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if the Company provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of their rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.
The depositary will not distribute the rights to an ADS holder if:

•	the Company does not timely request that the rights be distributed to such holders or the Company requests that the rights not be distributed to such holders;

•	the Company fails to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.
The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever the Company intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, the Company will give prior notice thereof to the depositary and will indicate whether the Company wishes the elective distribution to be made available to ADS holders. In such case, the Company will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to ADS holders only if it is reasonably practicable and if the Company has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable ADS holders to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to ADS holders, ADS holders will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever the Company intends to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, the Company will notify the depositary in advance and will indicate whether the Company wishes such distribution to be made to ADS holders. If so, the Company will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to ADS holders and if the Company provides all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to holders of ADSs and will sell the property if:

•	the Company does not request that the property be distributed to holders of ADSs or if the Company asks that the property not be distributed to holders of ADSs; or

•	the Company does not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to holders of ADSs is not reasonably practicable.
The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever the Company decides to redeem any of the ordinary shares on deposit with the custodian, the Company will notify the depositary in advance. If it is practicable and if the Company provides all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the ordinary shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. Dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. ADS holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes affecting ordinary shares
The ordinary shares held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation, or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation, or sale of assets of the Company.
If any such change were to occur, the ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to the holders, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to the holders of ADSs, the depositary may sell such property and distribute the net proceeds to such holders as in the case of a cash distribution.
Issuance of ADSs upon deposit of ordinary shares
The depositary may create ADSs on behalf of a holder if such holder or their broker deposits ordinary shares with the custodian. The depositary will deliver these ADSs to the person such holder indicates only after such holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. The ability for a holder to deposit ordinary shares and receive ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When a holder makes a deposit of ordinary shares, such holder will be responsible for transferring good and valid title to the depositary. As such, the holder will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•	the holder is duly authorized to deposit the ordinary shares;

•	the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage, or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement);

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements; and

•	the deposit of shares does not violate any applicable provision of English law.
If any of the representations or warranties are incorrect in any way, the Company and the depositary may, at the holder’s cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, combination and split up of ADRs
ADR holders will be entitled to transfer, combine or split up their ADRs and the ADSs evidenced thereby. For transfers of ADRs, a holder will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes, and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.
To have ADRs either combined or split up, a holder must surrender the ADRs in question to the depositary with their request to have them combined or split up, and such holder must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of ordinary shares upon cancellation of ADSs
Holders are entitled to present their ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. The ability of a holder to withdraw the ordinary shares held in respect of the ADSs may be limited by the legal consideration in the United States and England and Wales applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by ADSs, a holder will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
The depositary may ask holders who hold ADSs registered in their name to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel such holders’ ADSs. The withdrawal of the ordinary shares represented by ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

ADS holders have the right to withdraw the securities represented by their ADSs at any time except as a result of:

•	temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair ADS holders’ right to withdraw the securities represented by their ADSs except to comply with mandatory provisions of law.
Voting rights
ADS holders generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by their ADSs. The voting rights of holders of ordinary shares are described in “Description of share capital” above.
At the Company’s request, the depositary will distribute to ADS holders any notice of shareholders’ meeting received from the Company together with information explaining how to instruct the depositary to exercise the voting rights of the ordinary shares represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the custodian to vote) the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•
In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all ordinary shares represented by ADSs in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•
In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the ordinary shares represented by ADSs in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. The Company cannot assure ADS holders that they will receive voting materials in time to enable them to return voting instructions to the depositary in a timely manner.
Fees and charges
ADS holders are required to pay the following fees under the terms of the deposit agreement:

Service	Fees
•   Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares or upon a change in the ADS(s)-to-ordinary shares ratio), excluding ADS issuances as a result of distributions of ordinary shares
Up to $0.05 per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-ordinary shares ratio)	Up to $0.05 per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements).	Up to $0.05 per ADS held

• Distribution of ADSs pursuant to (i) share dividends or other free share distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held

• ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary
• Registration of ADS transfers (i.e., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to $0.05 per ADS (or fraction thereof) transferred
•  Conversion of ADSs of one series for ADSs of another series (i.e., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa)
Up to $0.05 per ADS (or fraction thereof) transferred

ADS holders are also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary, or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•	the reasonable and customary out of pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees, shares, costs and expenses incurred by the depositary, the custodian or any nominee in connection with the ADR program.
ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges an ADS holder may be required to pay may vary over time and may be changed by the Company and by the depositary. ADS holders will receive prior notice of such changes. The depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the depositary agree from time to time.
Amendments and termination
The Company may agree with the depositary to modify the deposit agreement at any time without the consent of ADS holders. The Company undertakes to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. The Company will not consider to be materially prejudicial to ADS holders’ substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges ADS holders are required to pay. In addition, the Company may not be able to provide ADS holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
ADS holders are bound by the modifications to the deposit agreement if such holder continues to hold their ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent ADS holders from withdrawing the ordinary shares represented by their ADSs (except as permitted by law).
The Company has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, the rights of ADS holders under the deposit agreement will be unaffected.
Termination
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until an ADS holder requests the cancellation of their ADSs) and may sell the securities held on deposit.

After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.
Books of depositary
The depositary will maintain ADS holder records at its depositary office. ADS holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Transmission of notices, reports and proxy soliciting material
The depositary will make available for ADS holders’ inspection at its office all communications that it receives from the Company as a holder of deposited securities that the Company makes generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send ADS holders copies of those communications or otherwise make those communications available to ADS holders if the Company asks it to.
Limitations on obligations and liabilities
The deposit agreement limits the Company’s obligations and the depositary’s obligations to holders of the Company’s ADSs. Please note the following:

•	The Company and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to a holder of ADSs on the Company’s behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of the Company’s notices or for the Company’s failure to give notice.

•	The Company and the depositary are not obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	The Company and the depositary disclaim any liability if the Company or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of the Company’s Articles or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond the Company’s control.

•	The Company and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in the Company’s Articles or in any provisions of or governing the securities on deposit.

•	The Company and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either the Company or the depositary in good faith to be competent to give such advice or information.

•	The Company and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to holders of ADSs.

•	The Company and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	The Company and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.
Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among the Company, the depositary bank and any ADS holder.
Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to the Company or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to the Company or to the ADS owners, or to account for any payment received as part of those transactions.
Taxes
ADS holders are responsible for the taxes and other governmental charges payable on the ADSs and the ordinary shares represented by the ADSs. The Company, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. ADS holders are liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on behalf of the ADS holders. However, holders of ADSs may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. Holders of ADSs are required to indemnify the Company, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holder.
Foreign currency conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. Dollars if such conversion is practical, and it will distribute the U.S. Dollars in accordance with the terms of the deposit agreement. Holders of ADSs may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. Dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.
Governing Law/Waiver of Jury Trial
The deposit agreement, the ADRs and ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.
Holders of ADSs irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in as state or federal court in the City of New York.
AS A PARTY TO THE DEPOSIT AGREEMENT, HOLDERS OF ADSs IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT, THE ADRs AND ADSs AGAINST THE COMPANY AND/OR THE DEPOSITARY.
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against the Company or the depositary arising out of or relating to the Company’s ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If the Company or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, holders of ADSs will not be deemed by agreeing to the terms of the deposit agreement to have waived the Company’s or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.